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                                                                     EXHIBIT 3.3

                        SHORT TERM EMPLOYMENT AGREEMENT


         THIS SHORT TERM EMPLOYMENT ("Agreement"), made and entered into as of the _____ day of January, 1997, by and between SHAWN W. POOLE, an individual resident of Lincolnton, North Carolina ("Employee") , and PCA INTERNATIONAL, INC., a North Carolina corporation with its principal executive offices located in Matthews, North Carolina (the "Company").


         IN CONSIDERATION of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions stated herein, and in consideration of Employee's obligations and covenants, the Company agrees to employ Employee on an active and full-time basis, and Employee accepts such employment, subject to the order, supervision and direction of the Chief Financial Officer of the Company (the "CFO"), or another officer of the Company as determined by the Chief Executive Officer (the "CEO").

         2. Duties. Employee shall serve the Company and shall devote his full business time, skill and best efforts to the business of the Company and faithfully perform such executive, administrative and supervisory duties as may be prescribed by the CFO. Employee shall act at all times in compliance, in all material respects, with all policies, rules and decisions adopted from time to time by the Board of Directors of which Employee shall have received written notice. The CFO shall deal with the Employee in good faith and shall not require that Employee be required to relocate his residence, travel to the extent that he must spend more nights away from home than are reasonably required to further the Company's business, or perform tasks which would be demeaning or degrading to, one in his position.


         3. Term of Employment. The term of Employee's employment by the Company hereunder shall commence as of the date hereof and shall continue for a period of four (4) months after such commencement date, as such period may be extended from time to time by the Company (the "Term of Employment").
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         4.      Compensation.  The monthly compensation rate to be paid to
Employee for the services to be rendered hereunder (the "Monthly Base Rate") throughout the Term of Employment shall be Fifteen Thousand Six Hundred Twenty-Four Dollars ($15,624.00), payable in accordance with the Company's normal payroll practices, subject to applicable federal and state income and social security tax withholding requirements.

         5.      Termination Without Cause.

                 (a) The Board of Directors or the CEO may terminate Employee's employment at any time, without cause. In the event of a termination during, at the end of or after the Term of Employment other than a Termination for Cause, as hereinafter defined, the Company will pay to Employee in a lump sum within ten (10) days after termination $31,248.00 as severance.

                 (b) In the event Employee decides to terminate his employment with the Company at the end of or at any time after the first four
(4) months hereof, the Company will pay Employee the severance set forth in subparagraph (a) above. The provisions of this subparagraph (b) shall survive the end of the Term of Employment.

         6.      Termination for Cause.

                 (a) The Board of Directors or the CEO shall have the right at any time, without advance notice, to terminate Employee's employment for cause, as hereinafter defined ("Termination for Cause").

                 (b) Termination for Cause shall mean termination because of Employee's death, inability to perform his duties hereunder, theft from the Company, embezzlement of the Company's funds, falsification of the Company's records, fraud committed against the Company, commission of a felonious criminal act involving the Company or while engaged in conduct of the Company's business, incompetence due to the use of or reporting to work under the influence of alcohol, narcotics, other unlawful drugs or controlled substances, legal incapacity, insanity, act or acts involving dishonesty or misconduct which have or may reasonably be expected to have a material adverse effect on the business or reputation of the Company, breach of fiduciary duty to the Company, willful and





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substantial failure to perform stated duties or lawful directives of the Board of Directors subject to the provisions of Section 2 hereof, the CEO or other officer of the Company designated by the CEO, or material breach of any provision of this Agreement, including without limitation voluntary termination of this Agreement during the first 4 months hereof.


                 (c) In the event of a Termination for Cause, Employee shall have no right thereafter to receive any compensation or other benefits from the Company, except for COBRA.

         7. Expenses. The Company shall reimburse Employee for those expenses that are incurred by him in connection with the performance of his duties under this Agreement that are consistent with Company policies and practices, are reasonably related to the business of the Company and have been approved, generally or specifically, verbally or in writing, by the CFO or the CEO.

         8. Governing Law. This Agreement shall be construed and governed under the laws of the State of North Carolina.

         9. Binding Nature. Except as expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. The obligations and covenants of Employee are personal in nature and, as such, are not assignable by him.

         10.     Entire Agreement; Prior Oral Agreement; Amendment.   This
Agreement contains the entire agreement of the parties with respect to the matters set forth herein and supersedes all prior written and prior or contemporaneous oral agreements or understandings of the parties hereto. This Agreement confirms and sets forth the prior oral agreement of the parties as to the terms and conditions of Employee's employment by the Company stated herein and Employee's agreement to enter into a written employment agreement with the Company, as of the date his employment by the Company commenced, stating such terms and conditions. This Agreement may be changed or amended only by an agreement in writing signed by both parties hereto.

         11. Severability, Invalidity or Unenforceability. The severability, invalidity or unenforceability of any paragraph or part of any paragraph herein shall not in any way affect the validity or





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enforceability of any other paragraph or any part of any other paragraph.

         12.     Prior Agreements and Covenants of Employee.   Employee hereby
warrants and represents that he is not a party to any agreement or binding obligation, oral or written, that would prevent his employment by the Company, and Employee's execution of this Agreement and his fulfillment of his duties and obligations hereunder do not and will not violate the provisions of any agreement, contract, loan document or other binding written or oral obligation.

         13. Notices. Any notice, offer, acceptance or other document required or permitted to be given pursuant to any provisions of this Agreement shall be in writing, signed by or on behalf of the person giving the same, and (as elected by the person giving such notice) delivered by hand or mailed to the parties at the following addresses by registered or certified mail, postage prepaid, return receipt requested, or by a third party company or governmental entity providing delivery services in the ordinary course of business, which guarantees delivery on a specified date:

         If to Employee:          Shawn W. Poole
                                  811 N. Oak Street
                                  Lincolnton, NC 28092

         If to the Company:       PCA International, Inc.
                                  815 Matthews-Mint Hill Road
                                  Matthews, North Carolina 28105
                                  Attention:  John Grosso

         With copies to:          Thomas B. Henson
                                  ROBINSON, BRADSHAW & HINSON, P.A.
                                  One Independence Center
                                  101 North Tryon Street, Suite 1900
                                  Charlotte, North Carolina  28246-1900
                                  (704) 377-2536


or to such other address as any party hereto may designate by complying with the provisions of this Section 15.

         Such notice shall be deemed given (i) as of the date of written acknowledgment by Employee or an officer of the Company if





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delivered by hand, (ii) seventy-two (72) hours after deposit in United States mail if sent by registered or certified mail or (iii) on the delivery date guaranteed by the third party delivery service if sent by such service.

         Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall not affect the date upon which the notice is deemed to have been given pursuant hereto. Notwithstanding the foregoing, no notice of change of address shall be effective until the date of receipt hereof.

         IN WITNESS WHEREOF, Shawn W. Poole has set his hand and seal hereto and PCA International, Inc. has caused this Agreement to be executed and sealed in its name by its duly authorized officials as of the day and year first above written.


                                        EMPLOYEE:


                                        ______________________________(SEAL)
                                        SHAWN W. POOLE


                                        COMPANY:

                                        PCA INTERNATIONAL, INC.


                                        By:
                                            ______________________________
                                            John Grosso
                                            President and CEO





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